UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.

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August 12, 2016

Dear Shareholders:

We are pleased to invite you to attend a special meeting of shareholders (the “Special Meeting”) of Atlas Air Worldwide Holdings, Inc. (“AAWW” or the “Company”), which will be held on September 20, 2016 at 10:00 a.m., local time, at the Westchester Hilton Hotel, 699 Westchester Avenue, Rye Brook, NY 10573.

As previously announced, on May 4, 2016, we entered into agreements with Amazon.com, Inc. (together with its subsidiaries, “Amazon”) to provide air cargo services to support Amazon’s package deliveries to its customers. We are very excited about this strategic long-term relationship with Amazon to support the continuing expansion of its e-commerce business and to enhance its customer delivery capabilities.

The long-term commercial agreements include the operation of 20 B767-300 converted freighters for Amazon on a CMI (crew, maintenance and insurance) basis by our airline subsidiary, Atlas Air, Inc., as well as dry leasing by our Titan Aviation leasing unit. Operations under the agreements are expected to begin in the third quarter of 2016 and ramp up to full service through 2018.

As part of the inherent value creation and to align interests and strengthen the long-term relationship, we granted Amazon warrants to acquire up to 7,500,000 shares of our common stock at a price of $37.50 per share over a period of five years, with vesting tied in part to the commencement of operations of the 20 B767-300 freighter aircraft. The agreements also provide for future growth of the relationship as Amazon may increase its business with the Company. We also granted Amazon warrants to acquire up to 3,750,000 additional shares of our common stock at the same exercise price, over a period of seven years, with vesting tied to payments made by Amazon in connection with new business.

Under the listing rules of the NASDAQ Global Select Market, the exchange on which the Company’s common stock is listed and traded, the exercise by Amazon of warrants for shares representing 20% or more of our outstanding shares on May 4, 2016, the day on which the warrants were issued (the “Restricted Share Issuance”), requires approval by our shareholders.

We are sending you this letter and the accompanying proxy statement and other proxy materials to invite you to attend the Special Meeting and vote on the Restricted Share Issuance and the other proposals described in the accompanying proxy statement.

The Board of Directors has unanimously determined that the transactions with Amazon, including the issuance of the warrants, are advisable, fair to and in the best interests of AAWW and its shareholders, and unanimously recommends that AAWW’s shareholders vote “FOR” the Restricted Share Issuance and each of the other proposals being submitted to a vote at the Special Meeting.

Your vote is very important. Please take the time to sign, date and return the proxy card included in the accompanying proxy materials and return your signed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

Very truly yours,

William J. Flynn
President and Chief Executive Officer

Notice of Special Meeting of Shareholders

To be held on September 20, 2016

We will hold a special meeting of shareholders (the “Special Meeting”) of Atlas Air Worldwide Holdings, Inc., a Delaware corporation (“AAWW”, the “Company”, “we” or “us”), on Tuesday, September 20, 2016, at 10:00 a.m., local time, at the Westchester Hilton Hotel, 699 Westchester Avenue, Rye Brook, NY 10573, for the following purposes:

1.	To approve, pursuant to NASDAQ Listing Rule 5635(d), the issuance by the Company of shares of our common stock in excess of 4,937,392 shares (representing 19.9% of our outstanding common shares on May 4, 2016) upon the exercise of the warrants issued by the Company to Amazon.com, Inc. on May 4, 2016 (“Proposal 1”);

2.	To approve an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 (“Proposal 2”); and

3.	To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of Proposal 1 or Proposal 2 if there are not sufficient votes for such proposals (“Proposal 3”).

The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

Only shareholders of record at the close of business on August 2, 2016, which date has been fixed as the record date for notice of the Special Meeting, are entitled to receive this notice and to vote at the Special Meeting and any postponements or adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD. RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY CARD. IF YOU HAVE RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE.

By Order of the Board of Directors

Adam R. Kokas
Executive Vice President, General Counsel, Chief Human Resources Officer and Secretary

August 12, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 20, 2016

This Proxy Statement is available for downloading, viewing and printing at

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ATLAS AIR WORLDWIDE HOLDINGS, INC.

2000 Westchester Avenue

Purchase, New York 10577

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

September 20, 2016

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of shareholders (the “Special Meeting”) of Atlas Air Worldwide Holdings, Inc. (together with our subsidiaries, as the context may require, “AAWW”, the “Company”, “we” or “us”). These questions and answers may not address all questions that may be important to you as a holder of Company common stock. You should read the more detailed information contained elsewhere in this Proxy Statement, the annex to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving these materials?

A:	You are receiving this Proxy Statement in connection with the solicitation by our Board of Directors of proxies for use at the Special Meeting, which will be held on September 20, 2016, at 10:00 a.m., local time, and any postponements or adjournments of the meeting, for the purpose of considering and acting on the matters set forth in this Proxy Statement.

These proxy materials were first made available or mailed on August 17, 2016 to all AAWW shareholders entitled to vote at the Special Meeting.

Q:	What proposals will be voted on at the Special Meeting?

A:	AAWW shareholders are being asked to vote on the following matters at the Special Meeting:

•	To approve, pursuant to NASDAQ Listing Rule 5635(d), the issuance by the Company of shares of our common stock in excess of 4,937,392 shares (representing 19.9% of our outstanding common shares on May 4, 2016) (the “Restricted Share Issuance”) upon the exercise of the warrants issued by the Company to Amazon.com, Inc. (together with its subsidiaries, “Amazon”) (Proposal 1);

•	To approve an amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”) to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 (Proposal 2); and

•	To approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of Proposal 1 or Proposal 2 if there are not sufficient votes for such proposals (Proposal 3).

These proposals are being solicited in connection with the Company’s issuance of warrants for the acquisition of up to 11,250,000 shares of common stock to Amazon on May 4, 2016, in connection with the Company’s entry into a long-term air transportation services agreement with Amazon on such date, all as described in detail in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance” beginning on page 9.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors unanimously recommends that you vote your shares of our common stock as follows:

•	FOR the approval of Proposal 1 (Restricted Share Issuance);

•	FOR the approval of Proposal 2 (Charter Amendment); and

•	FOR the approval of Proposal 3 (Adjournment).

Q:	Why does the Board of Directors recommend that I vote FOR each of the proposals?

A:	The Company’s new strategic relationship with Amazon, as reflected in the agreements that the Company and Amazon entered into on May 4, 2016, is in line with the continuing execution of the Company’s strategic plan to achieve long-term, sustainable performance and value, particularly by increasing business in express and e-commerce markets with high-growth potential. The Company’s agreements with Amazon diversify the Company’s customer base with a large and growing new customer, and they are expected to be meaningfully accretive to the Company’s anticipated earnings and cash flows over their tenure.

The Board of Directors unanimously recommends that you vote your shares of our common stock in favor of Proposal 1 (Restricted Share Issuance) because shareholder approval of Proposal 1 (Restricted Share Issuance) is necessary to fully realize the benefits of the Company’s strategic relationship and agreements with Amazon. As described in further detail elsewhere in this Proxy Statement, if the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained, Amazon has the right to terminate certain of its agreements with the Company.

The Board of Directors unanimously recommends that you vote your shares of our common stock in favor of Proposal 2 (Charter Amendment) because, in light of the number of shares of our common stock that are issuable to Amazon under the warrants, if the Company desires to issue shares of our common stock for capital raising purposes, in connection with acquisition transactions or otherwise in the ordinary course of business or if the Company grants equity awards that settle in shares of our common stock under compensatory equity plans, the amount of authorized shares of Company common stock unissued and not otherwise reserved for issuance may be insufficient for the Company to issue such shares of our common stock.

The Board of Directors unanimously recommends that you vote your shares of our common stock in favor of Proposal 3 (Adjournment) because the Board of Directors may deem it necessary to adjourn the Special Meeting, including so as to enable the Company to solicit additional votes with respect to Proposal 1 (Restricted Share Issuance) or Proposal 2 (Charter Amendment) if there are insufficient votes to adopt such proposals.

Q:	What are the commercial agreements that the Company and Amazon entered into on May 4, 2016?

A:	On May 4, 2016, we entered into an air transportation services agreement with Amazon for the operation of 20 B767-300 converted freighters for Amazon on a CMI (crew, maintenance and insurance) basis by our airline subsidiary, Atlas Air, Inc., as well as dry leasing by our Titan Aviation leasing unit. The dry leases will have a term of 10 years, while the CMI operations will be for seven years (with an extension option by Amazon for a total term of 10 years). Operations under the air transportation services agreement are expected to begin in the third quarter of 2016 and ramp up to full service through 2018.

Q:	Who is entitled to vote at the Special Meeting?

A:	All of our shareholders of record at the close of business on August 2, 2016 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments thereof. As of the Record Date, there were 24,830,330 shares of our common stock issued and outstanding.

Q:	How many votes do I have?

A:	Each outstanding share of common stock will be entitled to one vote on each matter considered at the Special Meeting. A description of certain restrictions on voting by shareholders who are not “Citizens of the United States”, as defined by applicable laws and regulations, can be found in “Additional Information—Limited Voting by Foreign Owners” beginning on page 32.

Q:	What constitutes a quorum for purposes of the Special Meeting?

A:	A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Special Meeting to have the required quorum for the transaction of business. If the number of shares of common stock present in person and by proxy at the Special Meeting does not constitute the required quorum, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Any abstentions and broker non-votes will be counted in determining whether a quorum is present at the Special Meeting.

Q:	What vote is required to approve each of the proposals?

A:   •       Proposal 1 (Restricted Share Issuance). To satisfy NASDAQ’s shareholder approval requirements, the affirmative vote of a majority of the votes cast on this proposal at the Special Meeting is required to approve the Restricted Share Issuance (the number of shares voted “For” the Restricted Share Issuance must exceed the number of votes cast “Against” the Restricted Share Issuance). Shares voting “Abstain” and broker non-votes will have no effect on the approval of the Restricted Share Issuance. Brokers, banks and other nominees have no discretionary voting power in respect of this proposal.

•	Proposal 2 (Charter Amendment). The affirmative vote of a majority of our outstanding shares of common stock entitled to vote on this proposal at the Special Meeting is required to approve the Charter Amendment. Shares voting “Abstain” will have the same effect as a vote “Against” the Charter Amendment. Brokers, banks and other nominees have discretionary voting power in respect of this proposal. We do not expect to have any broker non-votes in respect of this proposal.

•	Proposal 3 (Adjournment). The affirmative vote of a majority of the votes cast on this proposal at the Special Meeting is required to approve an adjournment of the Special Meeting (the number of shares voted “For” the proposal to adjourn the Special Meeting must exceed the number of votes cast “Against” the proposal to adjourn the Special Meeting ). Shares voting “Abstain” and broker non-votes will have no effect on the approval of this proposal. Brokers, banks and other nominees have no discretionary voting power in respect of this proposal.

Q:	What is a broker “non-vote”?

A:	A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner, but the nominee does have discretionary voting power over other “routine” proposals and submits votes for those matters.

If you hold your shares through a broker, bank or other nominee and do not provide specific instructions to your broker, bank or other nominee, your shares will not be voted with respect to Proposal 1 (Restricted Share Issuance) or Proposal 3 (Adjournment), which are “non-routine”.

We do not expect to have any broker non-votes with respect to Proposal 2 (Charter Amendment), which is “routine”.

Q:	How will my shares be voted if I submit a proxy card but do not specify how I want to vote?

A:	If you are the record holder of your shares and do not specify on your proxy card how you want to vote your shares, your shares will be voted FOR each of Proposal 1 (Restricted Share Issuance), Proposal 2 (Charter Amendment) and Proposal 3 (Adjournment).

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder on Proposal 1 (Restricted Share Issuance) or Proposal 3 (Adjournment). If your shares are held of record by a bank, broker or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting at the Special Meeting.

As of the date of this Proxy Statement, the Board of Directors knows of no business other than that set forth above to be transacted at the Special Meeting, but if other matters requiring a vote do arise, it is the intention of the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

Q:	What are the consequences if the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained?

A:	If Proposal 1 (Restricted Share Issuance) is not approved by our shareholders at the Special Meeting, the Company will not be permitted to issue to Amazon, and Amazon will not be permitted to exercise warrants for, shares of our common stock in excess of 4,937,392 shares.

In such case, Amazon will have the right to terminate the investment agreement with the Company pursuant to which the warrants were issued and receive a break-up fee from the Company in the amount of $9.5 million. In addition, Amazon will retain all warrants that have vested prior to the time of termination of the investment agreement, and will retain its rights and obligations under the stockholders agreement between the Company and Amazon, pursuant to which, among other things, the Company granted Amazon certain Board representation rights and Amazon agreed to certain standstill, voting and transfer restrictions in favor of the Company, with respect to these retained warrants and the shares of common stock it holds or that would be issuable upon conversion of the vested warrants. As of the date of this Proxy Statement, Amazon has vested warrants to acquire 3,750,000 shares of our common stock. If the investment agreement is terminated, Amazon would forfeit the unvested portion of the warrants.

In addition, in the event that the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained at the Special Meeting, Amazon would have the right to terminate its air transportation services agreement with the Company. If Amazon has commenced the dry lease of any of the 20 B767-300 converted freighters, Amazon would be required to continue the dry leases for these aircraft. Amazon would also have the right to terminate the CMI service arrangements for these aircraft, as well as the right to cancel any future commitments to enter into dry leases and CMI service arrangements with the Company. Amazon would also have the right, in its sole discretion, to elect to enter into dry leases for any of the committed 20 B767-300 converted freighters then remaining in accordance with the pricing and delivery schedule contemplated by the air transportation services agreement by providing written notice of such election to the Company within 60 days of termination.

In the event that the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained at the Special Meeting, Amazon may exercise its right to terminate the investment agreement and the air transportation services agreement within 90 days following the date on which the shareholder vote on Proposal 1 (Restricted Share Issuance) is taken. If Amazon does not exercise its termination right within this period, the Company would be required to seek shareholder approval of the Restricted Share Issuance at subsequent shareholder meetings (and Amazon would have equivalent termination rights if the required shareholder approval is not obtained at such subsequent meetings).

Under the terms of the air transportation services agreement, until the shareholder approval for the Restricted Share Issuance is obtained, Amazon will not be required to pay the Company any monthly incentive bonuses under the air transportation services agreement.

Please see the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Consequences if Shareholder Approval is not Obtained” beginning on page 12.

Q:	What are the consequences if the required shareholder approval for Proposal 2 (Charter Amendment) is not obtained?

A:	If Proposal 2 is not approved by our shareholders at the Special Meeting, there will be no increase in the authorized number of our common shares and our authorized shares of common stock will remain 50,000,000. As described in greater detail in the section of this Proxy Statement entitled “Background to Proposal 2: Charter Amendment” beginning on page 26, failure to increase our authorized common stock may constrain the Company’s ability to issue shares of common stock in the future for capital raising purposes, in connection with acquisition transactions or under compensatory equity plans otherwise in the ordinary course of business.

Q:	Is the outcome of Proposal 1 (Restricted Share Issuance) contingent on the outcome of Proposal 2 (Charter Amendment) and vice versa?

A:	The outcomes of Proposal 1 (Restricted Share Issuance) and Proposal 2 (Charter Amendment) are not contingent upon each other.

Approval of Proposal 1 (Restricted Share Issuance) is not dependent upon approval of Proposal 2 (Charter Amendment). If our shareholders approve Proposal 1 (Restricted Share Issuance) but do not approve Proposal 2 (Charter Amendment), the Company will be permitted to issue to Amazon shares of our common stock in excess of 4,937,392 shares, but the Charter Amendment will not become effective and our authorized shares of common stock will remain 50,000,000.

Approval of Proposal 2 (Charter Amendment) is not dependent upon approval of Proposal 1 (Restricted Share Issuance). If our shareholders approve Proposal 2 (Charter Amendment) but do not approve Proposal 1 (Restricted Share Issuance), the Charter Amendment will become effective and our authorized stock will be increased from 50,000,000 shares to 100,000,000 shares, but the Company will not be permitted to issue to Amazon shares of our common stock in excess of 4,937,392 shares and all the other consequences of the failure to obtain shareholder approval for Proposal 1 (Restricted Share Issuance) described in this Proxy Statement will be triggered.

Q:	In what other circumstances can Amazon terminate the air transportation services agreement with the Company?

A:	As discussed above, if the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained at the Special Meeting, Amazon has the right to terminate the air transportation services agreement with the Company, as described in further detail in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Consequences if Shareholder Approval is not Obtained” beginning on page 12.

In addition, Amazon has the right to terminate the air transportation services agreement upon the occurrence of certain events of default, if the Company undergoes a change of control transaction, as well as for convenience (with an effective date of termination no earlier than January 1, 2018) by providing the Company at least 180 days notice of termination and paying the Company a specified termination fee. If Amazon has commenced the dry lease of any of the 20 B767-300 converted freighters, Amazon would be required to continue the dry leases for these aircraft. Amazon’s termination rights are described in greater detail in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Amazon’s Rights to Terminate the ATSA” beginning on page 11.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Brokerage firms and banks holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. Your broker, bank or nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or nominee how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares.

Q:	How can I vote my shares without attending the Special Meeting?

A:	If you are the shareholder of record, you may instruct the proxy holders how to vote your shares by signing and dating the enclosed proxy card and returning the proxy card in the enclosed envelope, which requires no postage if mailed in the United States.

If you are the beneficial owner of shares held in street name, your broker, bank or other nominee has enclosed herewith or separately provided a voting instruction form for you to use in directing the broker, bank or other nominee how to vote your shares. You should follow the instructions included in the voting instruction form to direct your broker, bank or other nominee how to vote your shares at the Special Meeting.

Q:	How can I vote my shares in person at the Special Meeting?

A:	If you are the shareholder of record, you have the right to vote in person at the Special Meeting. However, if you are not the shareholder of record, you may not vote your shares of AAWW common stock in person at the Special Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares.

Even if you plan to attend the Special Meeting in person, we recommend that you also submit your proxy card or voting instructions as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Special Meeting.

Q:	Can I change my vote after I have delivered my proxy?

If you hold your shares registered in your name, you may revoke your proxy at any time before its use by delivering to the Secretary of AAWW a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Attending the Special Meeting in and of itself will not constitute a revocation of a proxy.

If your shares are held in street name and you wish to revoke your proxy and vote at the Special Meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or nominee. We cannot guarantee that you will be able to revoke your proxy or attend and vote at the Special Meeting.

Q:	What should I do if I receive more than one set of proxy materials?

A:	If you have received more than one proxy card, it is an indication that your shares are registered in more than one account. Please complete, date, sign and return each proxy card you receive.

Q:	Do any of the Company’s directors or executive officers have any interests in the transactions with Amazon that are different from, or in addition to, the interests of the Company’s shareholders generally?

A:

In considering the proposals to be voted on at the Special Meeting, you should be aware that in addition to their interests as shareholders, the Company’s directors and executive officers have interests in the transactions that may be different from, or in addition to, the interests of the Company’s shareholders generally. Shareholder approval of Proposal 1 (Restricted Share Issuance) could constitute a “change in control” under certain of the Company’s plans and agreements with its directors and executive officers. For more information, please see the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Interests of the Company’s Directors and Executive Officers in the Transactions” beginning on page 20.

Q:	Who can help answer my questions?

A:	If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali Global LLC, which is acting as the Company’s proxy solicitation agent in connection with the Special Meeting, at 470 West Avenue, Stamford, CT 06902 (call 1-877-366-1576 (toll-free) or 1-203-658-9400 (collect)).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to our operations and business environment that may cause our actual results to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: our ability to effectively operate the network service contemplated by our agreements with Amazon, including the cost and timing of securing any aircraft necessary to fulfill our agreements with Amazon; our ability to obtain the shareholder approval of the Restricted Share Issuance; the risk that the anticipated benefits of the transactions with Amazon will not be realized when expected or at all; the possibility that Amazon may terminate the transaction agreements with us; the effect of the announcement or pendency of the transactions with Amazon; our ability to operate pursuant to the terms of our financing facilities; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to fund and execute our business plan; our ability to attract, motivate and/or retain key executives and associates; our ability to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which we operate; economic conditions; the effects of any hostilities or act of war or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of our products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in our reports to the Securities and Exchange Commission (the “SEC”).

For additional information, please refer to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by AAWW with the SEC. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

We assume no obligation to update such statements contained in this communication to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

BACKGROUND TO PROPOSAL 1: RESTRICTED SHARE ISSUANCE

Overview

On May 4, 2016, our wholly owned subsidiary, Atlas Air, Inc. (“Atlas Air”), entered into an Air Transportation Services Agreement (the “ATSA”) with Amazon Fulfillment Services, Inc., a wholly owned subsidiary of Amazon (“AFS”), pursuant to which AFS has committed to:

•	lease 20 B767-300 converted freighter aircraft from our wholly owned subsidiary, Titan Aviation Leasing Limited—Americas, Inc. (“Titan”); and

•	procure CMI (crew, maintenance and insurance) services from Atlas Air (or its designated affiliate air carriers) for each of the 20 B767-300 aircraft leased by Titan to AFS.

The term of the dry leases for each of the 20 B767-300s is 10 years, and the term of the CMI services arrangement for each of the 20 B767-300 series freighter aircraft is seven years (with an option to extend by AFS for a total term of 10 years). The first aircraft is scheduled to be placed into service in the third quarter of the fiscal year 2016, with the lease and operation of the remaining 19 committed B767-300s expected to scale up to full service by the end of the fiscal year 2018.

In connection with the transactions contemplated by the ATSA, on May 4, 2016, AAWW and Amazon entered into an Investment Agreement (the “Investment Agreement”) and a Stockholders Agreement (the “Stockholders Agreement”). Pursuant to the Investment Agreement, on May 4, 2016, AAWW issued to Amazon warrants to acquire shares of AAWW common stock at an exercise price of $37.50 per share consisting of:

•	Warrant-A for 7,500,000 shares of AAWW common stock, which relates to the lease and operation of the 20 committed B767-300s under the ATSA; and

•	Warrant-B for 3,750,000 shares of AAWW common stock, which relates to revenues paid by Amazon and its affiliates to us other than in respect of the initial 20 committed B767-300s.

Warrant-A and Warrant-B are collectively referred to as the “Warrants” and the shares of AAWW common stock issuable upon exercise of the Warrants are referred to as the “Warrant Shares”.

None of the Investment Agreement, the Stockholders Agreement or the Warrants grants Amazon preemptive rights.

The following section summarizes certain provisions of the Investment Agreement, the Warrants and the Stockholders Agreement, each of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. The rights and obligations of the Company and Amazon are governed by the express terms and conditions of the agreements and not by this summary or any other information contained in this Proxy Statement. The Company’s shareholders are urged to read each agreement carefully and in its entirety as well as this Proxy Statement before making any decisions about the approval of the proposals to be considered and voted on at the Special Meeting.

The below summary of the Investment Agreement, the Warrants and the Stockholders Agreement is qualified in its entirety by reference to the applicable agreement or warrant, each of which will be included as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

The issuance by the Company of shares of our common stock upon the exercise of the Warrants in excess of 4,937,392 shares (representing 19.9% of our outstanding shares of common stock immediately prior to the issuance of the Warrants) (the “Restricted Share Issuance”), is subject to the prior approval of our shareholders as required under the listing rules of the NASDAQ Global Select Market (“NASDAQ”). Pursuant to the

Investment Agreement, we agreed to hold the Special Meeting to seek the required shareholder approval for such issuance, which is set forth in this Proxy Statement as Proposal 1 (Restricted Share Issuance).

The Board of Directors believes that the Company’s new strategic relationship with Amazon, as reflected in the agreements with Amazon, will result in significant benefits to the Company and its shareholders over the long term. To realize such benefits, the Board of Directors unanimously recommends that the shareholders approve Proposal 1 (Restricted Share Issuance). As described in further detail elsewhere in this Proxy Statement, if the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained, Amazon has the right to terminate certain of its agreements with the Company.

Warrants

Pursuant to the Investment Agreement, on May 4, 2016, AAWW issued Amazon Warrants to acquire up to 11,250,000 shares of AAWW common stock at an exercise price of $37.50 per share, consisting of Warrant-A for 7,500,000 shares and Warrant-B for 3,750,000 shares. The number of Warrant Shares issuable upon the exercise of the Warrants and the exercise price of the Warrants are both subject to certain anti-dilution and other adjustments which are described in greater detail below under “Adjustments to the Number of Warrant Shares and the Exercise Price”.

Vesting of Warrant-A

Warrant-A was vested with respect to 3,750,000 Warrant Shares on the date when Warrant-A was issued. The remaining Warrant Shares issuable under Warrant-A will vest in increments of 375,000 Warrant Shares each time Amazon or one of its affiliates commences the lease and operation of the 11th through 20th 20 B767-300 freighter aircraft committed under the ATSA.

In addition, unless the ATSA has been previously terminated by Amazon for convenience or as a result of the failure to obtain shareholder approval for the Restricted Share Issuance, all remaining unvested Warrant Shares under Warrant-A will vest immediately upon the consummation of a Change of Control Transaction. Subject to certain exceptions, a “Change of Control Transaction” is defined as:

•	a transaction in which a person or group becomes the beneficial owner, directly or indirectly, of 30% or more of the outstanding equity interests of the Company;

•	a transaction in which the shareholders of the Company immediately prior to such transaction cease to beneficially own, directly or indirectly, at least 70% of the outstanding equity of the Company (unless such transaction is an acquisition transaction by the Company following the consummation of which (i) no third party will beneficially own a greater percentage of the outstanding equity of the Company than Amazon and its affiliates and (ii) the Company’s pre-transaction shareholders will continue to beneficially own at least 60% of the outstanding equity interests of the Company);

•	individuals who are currently members of the Board of Directors, who are recommended by the Board of Directors (or the Nominating and Governance Committee) or for whose election Amazon has voted in favor cease to constitute at least a majority of the Board of Directors (which is referred to as a “Non-Recommended Change in Board Composition”); or

•	any sale, lease, exchange, license, transfer or disposition of 30% or more of the consolidated assets, revenues, net income or deposits of the Company (other than sales or leases of aircraft in the ordinary course of business or with respect to Polar Air Cargo Worldwide, Inc. or any of its subsidiaries or any of their assets or businesses).

Vesting of Warrant-B

No portion of Warrant-B was vested on the date when Warrant-B was issued. During the term of the ATSA, increments of 37,500 Warrant Shares issuable under Warrant-B will vest each time Amazon and its affiliates have paid $4.2 million to the Company and its affiliates in connection with any transaction other than the leasing and operation of the initial 20 B767-300s committed under the ATSA. If the ATSA has been terminated, increments of 37,500 Warrant Shares issuable under Warrant-B will still vest each time Amazon and its affiliates have paid $4.2 million to the Company and its affiliates in connection with any transaction other than in respect of any of the initial 20 B767-300s committed under the ATSA or any aircraft that otherwise triggered a vesting event under Warrant-A (other than a vesting event as a result of the consummation of a Change of Control Transaction).

In addition, unless the ATSA has been previously terminated by Amazon for convenience or as a result of the failure to obtain shareholder approval for the Restricted Share Issuance, all remaining unvested Warrant Shares under Warrant-B will vest upon the consummation of a Change of Control Transaction so long as one of the following conditions is satisfied: (i) Amazon and its affiliates have executed leases and work orders for the lease and operation of at least 20 B767-300s pursuant to the ATSA or (ii) Amazon and its affiliates have paid at least $100 million to the Company and its affiliates in connection with any transactions that resulted in the vesting of Warrant Shares under Warrant-B.

Amazon’s right to Terminate the ATSA

Amazon may terminate the ATSA under the following circumstances:

•	If shareholder approval of the Restricted Share Issuance is not obtained at the Special Meeting, Amazon may terminate the ATSA within 90 days of the Special Meeting or the latest postponement or adjournment thereof.

•	If Amazon elects not to terminate the ATSA within 90 days following a failure to obtain shareholder approval at the Special Meeting, unless Amazon terminates the Investment Agreement, the Company will be required to seek shareholder approval of the Restricted Share Issuance at up to two subsequent shareholder meetings and Amazon will have equivalent termination rights with respect to each such shareholder meeting.

•	Once shareholder approval for the Restricted Share Issuance has been obtained, Amazon may terminate the ATSA for convenience (with an effective date of termination no earlier than January 1, 2018) by providing the Company with 180 days’ advance notice of termination. In such case, Amazon will be required to pay the Company a termination fee if the ATSA is terminated prior to May 3, 2021. There will be no termination fee if the ATSA is terminated from and after May 3, 2021.

•	Amazon may terminate the ATSA upon the consummation of a Change of Control Transaction (or a similar transaction involving Atlas Air or any other designated affiliate carriers of Atlas Air providing services to Amazon under the ATSA).

•	Amazon may terminate the ATSA upon the occurrence of certain customary events of defaults involving the Company or certain of its affiliates.

If Amazon terminates the ATSA (i) as a result of the failure to obtain shareholder approval of the Restricted Share Issuance or (ii) for convenience, Amazon will not be entitled to accelerated vesting of the Warrants upon the consummation of a Change of Control Transaction. In all other circumstances, Amazon will be entitled to accelerated vesting of the Warrants upon the consummation of a Change of Control Transaction (in the case of Warrant-B, subject to the satisfaction of the conditions described above under “Vesting of Warrant-B”).

Conditions to Exercise

The Warrants are not exercisable prior to the Special Meeting. Following the Special Meeting, exercise of the Warrants is subject to the following conditions:

•	Exercise of the Warrants for Warrant Shares in excess of 4,937,392 shares (representing 19.9% of our outstanding common shares immediately prior to the entry into the Investment Agreement and the issuance of the Warrants) requires the prior approval of the Company’s shareholders in accordance with the NASDAQ listing rules as described in greater detail in this Proxy Statement under “Background to Proposal 1: Restricted Share Issuance—NASDAQ Listing Rule 5635(d)” beginning on page 20;

•	Exercise of the Warrants that would result in Amazon having beneficial control of 10% or more of our common stock requires the filing of a “Notice of Substantial Change of Ownership” with the Department of Transportation (“DOT”), which must be made at least 30 days prior to exercise; and

•	Exercise of the Warrants may require the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), as well as the receipt of approvals or the making of filings under foreign antitrust laws, depending on the number of Warrant Shares for which the Warrants will be exercised and the market value thereof.

Exercise Period

The Warrants are not exercisable prior to the Special Meeting. Warrant-A will be exercisable for a term of five years after issuance (through May 4, 2021), and Warrant-B will be exercisable for a term of seven years after issuance (through May 4, 2023). If, however, Amazon has not obtained any governmental approval required to exercise the applicable Warrant in full (including under any applicable antitrust laws), the exercise period of the applicable Warrant will be extended for an additional period of 6 months, unless Amazon ceases to actively pursue in any material respect the required approval or the applicable governmental entity denies granting such approval and the denial becomes final and non-appealable. The exercise period of each Warrant will also be extended if Amazon is not able to exercise such Warrant in full as a result of there being insufficient shares of common stock available for issuance or the lack of any required corporate approval on our part.

Manner of Exercise

Each Warrant may be exercised by payment of the exercise price in cash or, without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of the applicable Warrant so as to yield a number of Warrant Shares obtainable upon such exercise equal to the product of (i) the number of Warrant Shares otherwise issuable upon such exercise (either in full or in part) and (ii) a fraction, the numerator of which is the excess of the VWAP for our common stock for the 30 trading days preceding the exercise date over the exercise price, and the denominator of which is the VWAP for our common stock over the 30 trading days immediately preceding such exercise date. For such purposes, “VWAP” is a volume weighted average price per share of the common stock on NASDAQ.

Consequences if Shareholder Approval is not Obtained

If Proposal 1 (Restricted Share Issuance) is not approved by our shareholders at the Special Meeting, the Company will not be permitted to issue to Amazon, and Amazon will not be permitted to exercise the Warrants for, Warrant Shares in excess of 4,937,392 shares.

In such case, Amazon will have the right to terminate the Investment Agreement and receive a break-up fee from the Company in the amount of $9.5 million. In addition, Amazon will retain all Warrants that have vested prior to the time of termination of the Investment Agreement, and will retain its rights and obligations under the Stockholders Agreement with respect to these retained Warrants and the shares of common stock it holds or that would be issuable upon conversion of the vested Warrants. As of the date of this Proxy Statement, Amazon has vested Warrants with respect to 3,750,000 Warrant Shares. Upon termination of the Investment Agreement, Amazon will forfeit the unvested portion of the Warrants.

In addition, in the event that the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained at the Special Meeting, Amazon will have the right to terminate the ATSA and the CMI service arrangements provided for under the ATSA. If Amazon has commenced the dry lease of any of the B767-300s, however, Amazon will be required to continue the dry leases for these aircraft. Amazon will also have the right to cancel any future commitments to enter into dry leases and CMI service arrangements with the Company. Amazon will also have the right, in its sole discretion, to elect to enter into dry leases for any then-remaining B767-300s in accordance with the pricing and delivery schedule contemplated by the ATSA by providing written notice of such election to the Company within 60 days of termination.

Amazon may exercise its right to terminate the Investment Agreement and the ATSA within 90 days following the date on which the shareholder vote on Proposal 1 (Restricted Share Issuance) is taken. If Amazon does not exercise its termination right within such period, the Company will be required to seek shareholder approval for the Restricted Share Issuance at subsequent shareholder meetings (and Amazon will have equivalent termination rights if the required shareholder approval is not obtained at such subsequent meetings). Pursuant to the Investment Agreement, the Company will be required to convene and hold up to two additional shareholder meetings for the purpose of obtaining shareholder approval of the Restricted Share Issuance.

Until the shareholder approval for the Restricted Share Issuance is obtained, Amazon will not be required to pay the Company any monthly incentive bonuses under the ATSA.

Adjustments to the Number of Warrant Shares and the Exercise Price

Antidilution Adjustments. Subject to certain exceptions, the number of Warrant Shares issuable upon exercise of each Warrant and the exercise price of each Warrant are subject to customary anti-dilution adjustment in the following circumstances:

•	Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company makes a dividend or distribution in shares of common stock or splits, subdivides or reclassifies the shares of its common stock into a greater or lesser number of shares.

•	Below-Market Issuances of Shares of Common Stock or Convertible Securities. If the Company issues shares of common stock or other securities or rights exercisable or convertible into or exchangeable for shares of common stock, without consideration or at a consideration per share (or having a conversion price per share) that is less than 100% of the market price of the Company’s common stock immediately prior to the date of the agreement for pricing of such shares (or such convertible securities) other than as a result of customary underwriting discounts or similar amounts.

•	Dividends or Other Distributions. If the Company pays a dividend or makes a distribution on its common stock, whether in cash, equity interests of the Company, other securities or evidences of indebtedness of the Company or any other person or any other property.

•	Repurchases. If the Company repurchases equity interests of the Company for a purchase price greater than fair market value pursuant to a tender offer or exchange offer.

Business Combinations. In the event of a business combination or reclassification in which the Company’s common stock is converted into, exchanged for or purchased for a different number, type or amount of shares of stock or other securities or property (including cash), Amazon’s right to acquire Warrant Shares upon exercise of the Warrants will be converted into the right to acquire the shares, other securities, property or cash that it would have been entitled to receive if Amazon had exercised the Warrants and held the corresponding Warrant Shares immediately prior to such business combination or reclassification. In the case of a business combination where all outstanding shares of common stock are exchanged solely for cash consideration, the Company will have the right to force the Warrants to either be cashed out (if the per share consideration in such business combination exceeds the exercise price of the Warrants at such time) or cancelled (if the per share consideration in such business combination is equal to or less than the exercise price of the Warrants at such time).

Top-Up Adjustment. If, prior to the expiration of Warrant-A or Warrant-B, as applicable, the Company issues shares of common stock:

•	to holders of the Company’s 2.25% Convertible Notes due 2022 (the “Convertible Notes due 2022”) upon conversion of such notes (net of any shares delivered to the Company upon the exercise of the corresponding call options (the “Convertible Notes Call Options”) purchased by the Company from Morgan Stanley & Co. International plc and BNP Paribas (the “Convertible Notes Hedge Counterparties”) on May 28, 2015 and June 1, 2015, the confirmations for which were filed by the Company with the SEC on Form 8-K on June 3, 2015); or

•	to holders of the warrants (the “Convertible Notes Warrants”) issued by the Company to the Convertible Notes Hedge Counterparties on May 28, 2015 and June 1, 2015, the confirmations for which were filed by the Company with the SEC on Form 8-K on June 3, 2015; or

•	subject to certain exceptions and limitations, pursuant to refinancings or replacements of the Convertible Notes due 2022 or the Convertible Notes Warrants (any such shares of common stock, “New Shares”), then the number of Warrant Shares issuable under the applicable Warrant will be increased by an amount equal to the product of (i) 0.25 (in the case of Warrant-A) or 0.111 (in the case of Warrant-B), (ii) the number of New Shares and (iii) the percentage of the applicable Warrant that had not been cancelled prior to such issuance.

If, following the expiration of Warrant-A or Warrant-B, as applicable, the Company issues any New Shares, then the Company will issue to the holder of the applicable Warrant shares of AAWW common stock equal to the product of (i) 0.25 (in the case of Warrant-A) or 0.111 (in the case of Warrant-B), (ii) the number of New Shares, (iii) the percentage of Warrant Shares that were issued during the term of the applicable Warrant, and (iv) a fraction, the numerator of which is the excess of the VWAP for AAWW common stock for the 30 trading days preceding the date of the issuance of the New Shares over the exercise price as of the expiration of the applicable Warrant, and the denominator of which is the VWAP for AAWW common stock over the 30 trading days immediately preceding the date of the issuance of the New Shares. For such purposes, “VWAP” is a volume weighted average price per share of the common stock on NASDAQ.

Investment Agreement

Representations and Warranties

The Investment Agreement includes customary representations and warranties of the Company, including representations and warranties relating to the following:

•	the organization and authority of the Company and its subsidiaries, the Company’s status as a “Citizen of the United States” and the status of permits and other governmental authority to fulfill the Company’s obligations under the ATSA and related agreements;

•	the Company’s capital structure;

•	due authorization and enforceability of the Warrants and the other agreements with Amazon;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and approvals of governmental entities;

•	documents filed with the SEC and financial statements;

•	internal controls and disclosure controls and procedures;

•	the absence of a material adverse effect since December 31, 2015;

•	the inapplicability of anti-takeover statutes or provisions in the Company’s organizational documents;

•	the effect of the transactions on the Company’s benefit plans; and

•	broker’s fees payable in connection with the transactions.

The Investment Agreement includes customary representations and warranties of Amazon as an investor of the Company, including representations and warranties relating to the organization and authority of Amazon and AFS, the due authorization and enforceability of the agreements with the Company, the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, required regulatory filings and approvals of governmental entities, Amazon’s lack of ownership of our common stock or securities convertible into our common stock and broker’s fees payable in connection with the transactions.

Efforts to Obtain Regulatory Approvals

The Investment Agreement provides that each of the Company and Amazon will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to give effect to the transactions contemplated by the agreements between the Company and Amazon. In particular, the Investment Agreement obligates both the Company and Amazon, as promptly as practicable after written notice from Amazon, to file the appropriate notices and take such action as may be required to comply with the HSR Act, and file, make or give all other filings, requests or notices under any other applicable antitrust laws with respect to the initial issuance of any of Warrant Shares. In addition, in connection with any further issuance of Warrant Shares, both the Company and Amazon have agreed to file, make or give, as applicable, as promptly as practicable and advisable, any further required filings, requests or notices required under any antitrust laws. The forgoing obligations are subject to certain exceptions and limitations, including that neither the Company nor Amazon will be required to, among other things, sell, hold separate, divest, discontinue or limit any of their respective assets, businesses or interests.

In addition, the Company and Amazon have agreed to (i) jointly file a “Notice of Substantial Change of Ownership” with the DOT after Amazon has provided notice to the Company of its intent to exercise any Warrant that would result in Amazon having beneficial ownership of 10% or more of our common stock and (ii) cooperate in seeking a “comfort letter” from the DOT.

Efforts to Obtain Shareholder Approval

Pursuant to the Investment Agreement, the Company has agreed to hold a special meeting of shareholders as promptly as reasonably practicable after the Company’s 2016 annual meeting (and in any event by September 30, 2016) for the approval of the Restricted Share Issuance and to use its reasonable best efforts to obtain shareholder approval of the Restricted Share Issuance. The Company has agreed to recommend that the Company’s shareholders vote in favor of the Restricted Share Issuance and to not withdraw or modify in any adverse respect such recommendation, unless the Board of Directors has determined in good faith, after receiving advice from its outside counsel, that, as a result of an intervening event, continuing to recommend that our shareholders vote in favor of Restricted Share Issuance would be inconsistent with the directors’ fiduciary duties under Delaware law. If the Board of Directors withdraws or modifies in any adverse respect its recommendation that the Company shareholders vote in favor of the shareholder approval of the Restricted Share Issuance, Amazon will be entitled to terminate the Investment Agreement and receive a break-up fee in the amount of $20 million.

In the event that our shareholders do not approve the Restricted Share Issuance at the Special Meeting or any postponement or adjournment thereof and Amazon has not exercised its related termination right, the Company will be required under the Investment Agreement to convene and hold up to two additional shareholder meetings for the purpose of obtaining shareholder approval of the Restricted Share Issuance.

Termination of the Investment Agreement

The Investment Agreement may be terminated by mutual written consent of the parties, as well as by Amazon under the following circumstances:

•	initial antitrust clearance is not obtained within six months of the initial antitrust filing;

•	shareholder approval of the Restricted Share Issuance is not obtained at the Special Meeting or any postponement or adjournment thereof (provided that Amazon may only exercise such termination right within 90 days of the Special Meeting or the latest postponement or adjournment thereof);

•	shareholder approval of the Restricted Share Issuance is not obtained at any subsequent meetings of the Company’s shareholders convened pursuant to the Investment Agreement or any postponement or adjournment thereof (provided that Amazon may only exercise such termination right within 90 days of the applicable meeting or the latest postponement or adjournment thereof); or

•	prior to our shareholders approving the Restricted Share Issuance, the Board of Directors withdraws or modifies in any adverse respect its recommendation that our shareholders vote in favor of the proposal to approve the Restricted Share Issuance.

In the event of the termination of the Investment Agreement, the unvested portion of the Warrants will be cancelled and terminated. Any vested Warrants will remain in full force and effect, except that (i) if the Investment Agreement is terminated as a result of failure to obtain initial antitrust clearance, then the vested portion of the Warrants that cannot be exercised as a result of such failure will be cancelled and (ii) if the Investment Agreement is terminated prior to, or as a result of failure to obtain, the shareholder approval of the Restricted Share Issuance, then the vested portion of the Warrants that cannot be exercised as a result of such failure will be cancelled.

In general, each of the Company and Amazon will bear and pay costs and expenses incurred by it in connection with the transactions. However, the Company will become obligated to pay to Amazon a termination fee in the following circumstances:

•	if Amazon terminates the Investment Agreement as a result of the Company’s failure to obtain shareholder approval of the Restricted Share Issuance (in which case the termination fee will be $9.5 million); or

•	if Amazon terminates the Investment Agreement as a result of the Board of Directors withdrawing or modifying in any adverse respect its recommendation that our shareholders vote in favor of the proposal to approve the Restricted Share Issuance (in which case the termination fee will be $20 million).

Other Covenants and Agreements

The Investment Agreement contains certain other covenants and agreements, including covenants relating to:

•	the Company not taking any action that would cause the transactions to be subject to anti-takeover provisions or any shareholder rights plan;

•	cooperation between the Company and Amazon in connection with public announcements;

•	unless otherwise provided, the responsibility of each party to bear and pay costs and expenses incurred by it in connection with the transactions; and

•	compliance with applicable securities laws.

Stockholders Agreement

On May 4, 2016, the Company and Amazon entered into the Stockholders Agreement, which includes various provisions relating to Amazon’s Board representation rights, transfer restrictions, standstill provisions, registration rights and other matters.

Board Representation Rights

The Stockholders Agreement provides that Amazon will have the right to designate one director to our Board of Directors (the “Amazon Director”) when Amazon owns (directly or through its wholly owned subsidiaries)

shares representing at least 10% of our outstanding common stock, calculated on a fully diluted basis (but not taking into account any shares issuable upon conversion of our Convertible Notes due 2022 or upon the exercise of any of the Convertible Notes Warrants) (the “Amazon Investor Rights Initiation Event”). The Amazon Director must be reasonably acceptable to the independent members of the Board of Directors and must satisfy certain additional acceptability criteria which are described in greater detail below.

Amazon’s Board representation rights will terminate at such time following the Amazon Investor Rights Initiation Event when Amazon owns (directly or through its wholly owned subsidiaries) shares representing less than 5% of our outstanding common stock, calculated on a fully diluted basis (but not taking into account any shares issuable upon conversion of our Convertible Notes due 2022 or upon the exercise of any of the Convertible Notes Warrants) (the “Amazon Investor Rights Termination Event”).

From the date of the Stockholders Agreement until the occurrence of the Amazon Investor Rights Initiation Event, Amazon will have the right to designate one individual to attend all meetings of the Board of Directors in a non-voting, observer capacity (the “Amazon Observer”). The Amazon Observer must be reasonably acceptable to the independent members of the Board of Directors and must satisfy the same additional acceptability criteria which are applicable to the Amazon Director and are described in greater detail below. During the period following the occurrence of the Amazon Investor Rights Initiation Event and prior to the occurrence of the Amazon Investor Rights Termination Event (which we refer to as the “Amazon Investor Rights Period”), Amazon will be entitled to designate an Amazon Observer to the Board of Directors in lieu of the Amazon Director.

Amazon will not be entitled to designate a particular individual as the Amazon Director or the Amazon Observer if the Board of Directors reasonably determines that (i) the appointment or election of this individual to the Board of Directors would cause the Company to not be in compliance with applicable law (except that, absent legally binding action by any governmental authority, this determination will not be made solely because Amazon has designated or appointed a different individual to be a director or board observer of a competitor of the Company), (ii) this individual has been involved in certain legal proceedings, convicted in certain criminal proceedings or subject to certain civil judgments or is subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company or (iii) this individual is a director, board observer, officer, employee, equityholder or other affiliate of a competitor of the Company. If a particular Amazon designee for the Amazon Director or the Amazon Observer is not reasonably acceptable to the independent members of the Board of Directors or fails to meet any of the above acceptability criteria, Amazon will be required to withdraw the designation of the proposed designee and will be permitted to designate a replacement for him or her (who would be subject to the same acceptability criteria).

If Amazon elects to exercise its right to designate an individual to be appointed to the Board of Directors as the Amazon Director, Amazon will deliver a notice to the Company certifying that the Amazon Investor Rights Initiation Event has occurred and identifying the individual Amazon wishes to designate as the Amazon Director. In such case, the Board of Directors will promptly (and in any event within 10 business days) appoint the individual designated by Amazon to the Board of Directors, provided that such individual satisfies all acceptability criteria for service on the Board of Directors and is otherwise reasonably acceptable to the independent members of the Board of Directors.

Following the delivery of such notice, at each annual or special meeting of the stockholders of the Company at which directors are to be elected to the Board of Directors during the Amazon Investor Rights Period, the Company will nominate and use its reasonable best efforts to cause the Amazon designee to be elected to the Board of Directors. If the Amazon designee fails to be elected to the Board of Directors at any annual or special meeting of the Company’s shareholders, the Board of Directors will promptly appoint another individual designated by Amazon to serve in lieu of the individual who was not elected. Also, in the event of the death, disability, removal or resignation of an Amazon Director during the Amazon Investor Rights Period, the Board of Directors will promptly appoint another individual designated by Amazon to serve on the Board of Directors in his or her place.

The Company may not remove any Amazon Director from the Board of Directors without the prior consent of Amazon, unless (i) the director no longer meets the acceptability criteria for service on the Board of Directors described above, (ii) the Amazon Investor Rights Termination Event occurs but Amazon does not cause the Amazon Director to resign from the Board of Directors or (iii) as a result of the acceptance of the Amazon Director’s resignation tendered in accordance with the Company’s By-laws and corporate governance guidelines relating to majority voting for director elections in uncontested elections.

The Company will provide the Amazon Director with the same rights to indemnification, exculpation and expense reimbursement that it provides to the other members of the Board of Directors. In addition, the Company will provide the Amazon Observer with the same rights to expense reimbursement that it provides to the independent members of the Board of Directors.

From the date of the Stockholders Agreement until the occurrence of the Amazon Investor Rights Termination Event, without the prior consent of Amazon, the Company will not be permitted to increase the size of the Board of Directors to more than 11 directors or to amend the Company’s organizational documents such that Amazon’s Board representation rights under the Stockholders Agreement would not be given effect, unless in each case it is required to do so under applicable law.

Transfer Restrictions

The Stockholders Agreement contains restrictions on the ability of Amazon to transfer the Warrants or the Warrant Shares. Under the terms of the Stockholders Agreement, subject to certain exceptions, Amazon may not transfer:

•	the Warrants at any time;

•	any Warrant Shares to a person who, to Amazon’s actual knowledge, owns more than 5% of our common stock (except in open market sales of our common stock through a brokerage transaction or sales pursuant to a bona fide underwritten offering); or

•	Warrant Shares representing more than 10% of our outstanding common stock in any single transaction (except in open market sales of our common stock through a brokerage transaction or sales pursuant to a bona fide underwritten offering).

However, the following transfers are permitted without regard to the foregoing transfer restrictions so long as such transfers are made in accordance with applicable law (including with respect to U.S. citizenship of air carriers) and the provisions of the Company’s Certificate of Incorporation and By-laws that are in effect as of the date of the Stockholders Agreement or are modified to comply with applicable law: (i) transfers of Warrants or Warrant Shares to any wholly owned subsidiary of Amazon, (ii) transfers of Warrant Shares in connection with certain acquisition transactions approved by the Board of Directors and (iii) transfers of Warrant Shares involving a tender of shares into a tender offer or exchange offer commenced by the Company or its affiliates.

Standstill Provisions

The Stockholders Agreement contains standstill provisions that, among other things and subject to certain exceptions, prohibit Amazon, directly or through its subsidiaries, during the period from the date of the Stockholders Agreement and until the later of (i) the expiration or termination of the ATSA and (ii) the Amazon Investor Rights Termination Event (such period, the “Standstill Period”), from:

•	acquiring equity securities or derivative instruments of the Company;

•	engaging in any proxy solicitations with respect to the Company or disclosing how Amazon intends to vote on any contested election of directors or any contested proposal relating to certain acquisition proposals;

•	calling or seeking to call a meeting of Company’s shareholders or initiating any shareholder proposal;

•	nominating or seeking to nominate any person to the Board of Directors other than pursuant to Amazon’s Board representation rights under the Stockholders Agreement;

•	depositing voting securities of the Company into a voting trust or entering into a voting agreement or granting a proxy to any other person;

•	making any public announcement with respect to, entering or proposing to enter into, any merger, business combination, recapitalization, restructuring, change in control transaction or similar extraordinary transaction involving the Company or its subsidiaries, or purchasing a material portion of the assets, properties or, subject to certain exceptions, equity securities of the Company;

•	either alone or in concert with others, seeking to control or influence the management or the policies of the Company (other than in Amazon’s capacity as a commercial counterparty, industry participant or the like and acts by the Amazon Director or Amazon Observer, as applicable, in their capacity as such);

•	forming, joining or participating in groups within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•	publicly disclosing any intention, plan or proposal with respect to any of the foregoing.

The foregoing restrictions generally do not prohibit Amazon from:

•	making a private acquisition proposal to the Company at any time; or

•	making an acquisition proposal to the Company on a publicly disclosed basis after either: (i) the Company enters into an agreement for a Change of Control Transaction with a third party or (ii) the Company, the Board of Directors or the Company’s shareholders receive a proposal for a Change of Control Transaction from a third party that is publicly disclosed (provided that Amazon’s right to make a public acquisition proposal will terminate if the proposal by the third party is publicly withdrawn or terminated before Amazon makes a public acquisition proposal).

The foregoing restrictions will also terminate if the Company publicly announces the commencement of a process, or its intention to commence a process, to evaluate strategic alternatives for the Company or if the Company experiences a Non-Recommended Change in Board Composition.

Voting Provision

The Stockholders Agreement provides that during the Standstill Period, Amazon will be required to vote the shares of our common stock owned by it or any of its wholly owned subsidiaries (or over which it or any of its wholly owned subsidiaries has voting control) in excess of 14.9% of our outstanding common stock (i) in favor of all persons nominated to serve as directors by the Board of Directors or the Nominating and Corporate Governance Committee and (ii) in accordance with the recommendation of the Board of Directors on all other matters.

Amazon will be entitled to vote the shares of our common stock owned by it or any of its wholly owned subsidiaries (or over which it or any of its wholly owned subsidiaries has voting control) up to 14.9% of our outstanding common shares, in its discretion.

Registration Rights

The Warrants and the Warrant Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations of the SEC promulgated thereunder. Pursuant to the Stockholders Agreement, the Company has granted to Amazon demand and piggyback registration rights with respect to the Warrant

Shares and certain other stock or securities that Amazon may be entitled to receive pursuant to its ownership of the Warrant Shares, in lieu of or in addition to the Warrant Shares, which may require the Company to register the Warrant Shares and such securities under the Securities Act at the request of Amazon under specified circumstances.

Term of the Stockholders Agreement

The Stockholders Agreement will automatically terminate when Amazon’s beneficial ownership of our common stock (which includes the Warrant Shares) is less than 2% of our outstanding common shares, so long as at such time the remaining registrable securities then beneficially owned by Amazon may be sold in a single transaction without limitation under Rule 144 under the Securities Act, except that the Stockholders Agreement will in no event terminate prior to the occurrence of the Amazon Board Rights Termination Event. Certain provisions of the Stockholders Agreement (such as Amazon’s confidentiality obligations) will survive for two years following termination of the Stockholders Agreement. Termination of the Stockholders Agreement will not shorten the Standstill Period.

NASDAQ Listing Rule 5635(d)

As a corporation whose common shares are listed and publicly traded on NASDAQ, the Company is subject to NASDAQ Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock (as determined pursuant to the NASDAQ listing rules).

Shareholder approval is therefore required under NASDAQ Listing Rule 5635(d) because (i) the Warrants, when taken together, are exercisable for more than 20% of the Company’s outstanding shares of common stock immediately prior to the issuance of the Warrants and (ii) the exercise price of the Warrants is less than the greater of the book or market value of Company’s common stock (as determined pursuant to the NASDAQ listing rules).

To comply with NASDAQ Listing Rule 5635(d), the Company is seeking shareholder approval for the issuance of shares of the Company’s common stock in excess of 4,937,392 shares (which represents 19.9% of the Company’s outstanding shares of common stock on May 4, 2016, the date of issuance of the Warrants). If shareholder approval is not obtained, the Company will be permitted to issue up to 4,937,392 shares of common stock upon exercise of the Warrants. Additional consequences of the failure to obtain shareholder approval are described in the Questions and Answers section of this Proxy Statement under “What are the consequences if the required shareholder approval for Proposal 1 (Restricted Share Issuance) is not obtained?” on page 4 and in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Consequences if Shareholder Approval is not Obtained” beginning on page 12.

Interests of the Company’s Directors and Executive Officers in the Transactions

Overview

In addition to their interests in the transactions with Amazon as shareholders, the Company’s directors and executive officers have interests in the transactions that may be different from, or in addition to, the interests of the Company’s shareholders generally. You should be aware of those interests in considering the proposals to be voted on at the Special Meeting. The members of the Board of Directors were aware of these interests and considered them, among other matters, in approving the agreements with Amazon and declaring the transactions with Amazon to be advisable, fair and in the best interests of the Company and its shareholders.

As described in more detail below, shareholder approval of the Restricted Share Issuance could constitute a “change in control” under certain of the Company’s plans and agreements with its directors and executive officers. Each of the following potential payments and benefits will be triggered by a change in control:

•	accelerated vesting and settlement of certain restricted stock units, performance stock units and cash-based long-term incentive awards in connection with a change in control;

•	accelerated vesting and settlement of other restricted stock units, performance stock units and cash-based long-term incentive awards upon certain types of terminations of employment following a change in control;

•	eligibility to receive certain severance payments and benefits in the event of certain types of terminations of employment within six months prior to or twelve months following a change in control;

•	deemed achievement of performance criteria for certain performance stock units and cash-based long-term incentive awards;

•	establishment of a minimum level of payment for annual cash bonuses; and

•	payment of account balances under the Company’s nonqualified deferred compensation plan, which are currently fully vested regardless of the transaction.

Change in Control

The acquisition by Amazon of the right to acquire 30% or more of the total voting power of our common stock in any twelve-month period would constitute a change in control under certain of the Company’s plans and agreements with its directors and executive officers. Amazon will be treated as having acquired the right to acquire 4,937,392 shares of our common stock on May 4, 2016, the date that AAWW issued the Warrants to Amazon and AAWW and Amazon entered into the Investment Agreement. In addition, Amazon would be treated as having acquired the right to acquire 6,312,608 shares of our common stock on the date that shareholder approval of the Restricted Share Issuance is obtained. Therefore, if shareholder approval of the Restricted Share Issuance is obtained prior to May 4, 2017 and the aggregate number of shares of our common stock that are subject to the Warrants equals or exceeds 30% of the total voting power of our common stock, as calculated for these purposes, then shareholder approval of the Restricted Share Issuance will constitute a change in control under certain of the Company’s plans and agreements. The aggregate number of shares of our common stock that are subject to the Warrants may equal or exceed 30% of the total voting power of our common stock, as calculated for these purposes, and will depend on, among other things, the number of long-term incentive awards that vest or are exercised prior to shareholder approval of the Restricted Share Issuance.

Long-Term Incentive Awards

Restricted stock units held by the Company’s directors and certain restricted stock units, performance stock units and cash-based long-term incentive awards held by the Company’s executive officers will immediately vest and be settled upon a change in control. The remaining restricted stock units, performance stock units and cash-based long-term incentive awards held by the Company’s executive officers that are not immediately vested and settled in connection with a change in control will vest and be settled upon a qualifying termination of employment (see below) following the change in control. In addition, any applicable performance criteria will be deemed satisfied at maximum levels. The estimated aggregate value of the restricted stock units, performance stock units and cash-based long-term incentive awards held by the Company’s directors and executive officers that would immediately vest and settle upon a change in control is $20,164,327. Included in this figure are the restricted stock units, performance stock units and cash-based long-term incentive awards held by Mr. Flynn, which will vest upon a change in control. The estimated aggregate value of the other restricted stock units, performance stock units and cash-based long-term incentive awards held by the Company’s executive officers that would vest upon a qualifying termination following a change in control is $38,255,559. The foregoing estimates assume that a change in control occurs on September 30, 2016 (the assumed date of the shareholder approval of the Restricted

Share Issuance solely for purposes of this transaction-related compensation disclosure) and that the fair market value of a share of our common stock is $46.25 (the average closing price per share of our common stock as quoted on NASDAQ over the first five business days immediately following the first public announcement of the execution of the transaction agreements with Amazon on May 5, 2016). The foregoing does not include any restricted stock units, performance stock units or cash-based, long-term incentive awards that are expected to vest pursuant to their terms prior to September 30, 2016 and does not attempt to forecast any grants, dividends, additional deferrals or forfeitures of any such awards following the date of this Proxy Statement.

For these purposes, a “qualifying termination” means a termination of employment by the Company without cause or by the executive officer for “Good Reason.” “Good Reason” means (i) a material reduction in the executive officer’s duties and responsibilities, (ii) a reduction in the executive officer’s aggregate salary, benefits and other compensation (including any incentive opportunity), other than as part of a general reduction applicable to all similarly situated employees, or (iii) a relocation to a position that is located greater than 40 miles from the executive officer’s most recent principal location of employment with the Company, so long as the executive officer complies with certain notice and cure provisions.

Annual Incentive Program for Senior Executives

The executive officers’ annual cash bonuses will be paid at no less than target value for any plan year in which a change of control occurs and would be higher if actual performance exceeds target. Annual cash bonuses are accruing above target value at the time of the filing of this Proxy Statement.

Nonqualified Deferred Compensation

The Company maintains the 401(k) Restoration and Voluntary Deferral Plan in order to provide retirement benefits to certain employees in excess of the amounts available under the Company 401(k) plan, which are limited by the Internal Revenue Code of 1986, as amended. Participants are eligible to make elective deferrals and to receive Company credits under the plan with respect to their annual compensation (including certain long-term incentive awards described herein), which are credited with notional earnings equal to the prime interest rate until they are distributed. Each executive officer is fully vested in his account balance under the 401(k) Restoration and Voluntary Deferral Plan. All account balances under the plan will become immediately payable in the event of a change in control.

Severance Entitlements

The Company’s executive officers will be entitled to receive the following separation payments and benefits in the event of a qualifying termination of employment (as described below) within the twelve-month period following a change in control: (i) a cash payment equal to three times his then-current annual base salary (or nine months of annual base salary, in the case of executive officers who are not our named executive officers), payable over two years in the case of Mr. Flynn, and payable in a lump sum in the case of the Company’s other executive officers; (ii) continued health and welfare benefits coverage for twelve months; and (iii) in the case of Mr. Dietrich, reimbursement of certain relocation expenses. The estimated aggregate value of the separation payments and benefits that the Company’s executive officers would be entitled to receive in the event of a qualifying termination within twelve months following a change in control is $10,462,506. The foregoing estimate is based on compensation and benefit levels as of July 15, 2016. The Company’s executive officers will also be entitled to an annual bonus payment for the year of termination, based on the lesser of actual and target performance.

If an executive officer experienced a qualifying termination within six months prior to a change in control, then he would be entitled to receive a cash payment equal to one-times his then-current annual base salary (or nine months of annual base salary, in the case of executive officers who are not our named executive officers), in addition to any payments or benefits he was otherwise entitled to receive in connection with such termination, payable over a six-month period commencing 18 months following the change in control in the case of Mr. Flynn, and payable in a lump sum six months following the change in control in the case of the Company’s other executive officers.

None of the Company’s executive officers is entitled to any tax gross-up payments in the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code. Messrs. Flynn’s and Dietrich’s separation payments and benefits instead would be reduced to the extent required to avoid such excise tax, unless the executive officer would receive higher after-tax amounts without such reduction. Receipt of the separation payments and benefits described above is conditioned upon the applicable executive officer executing a release of claims in favor of the Company and complying with a restrictive covenant agreement.

For these purposes, a “qualifying termination” means a termination by the Company without cause or a termination by the executive officer for “Good Reason”. In the case of Mr. Flynn, “Good Reason” means (i) a reduction in his annual base salary or other benefits, (ii) a reduction in his percentage target bonus opportunity, (iii) a substantial and material reduction in his title or job responsibilities, or any reduction in his title or job responsibilities within twelve months following a change in control or (iv) a requirement by the Company that he relocate his principal residence from the Purchase, New York area within twelve months following a change in control. In the case of Mr. Dietrich, “Good Reason” means (i) a reduction in his annual base salary or eligibility to receive a bonus or (ii) a reduction in his title or job responsibilities. In the case of the Company’s other executive officers, “Good Reason” means (i) a reduction in the executive officer’s annual base salary, except where such reduction is part of a general salary reduction by the Company, (ii) the executive officer ceasing to be eligible to earn an annual bonus under the Company’s annual bonus plan, (iii) the executive officer ceasing to hold the title of Executive Vice President (or, Vice-President, in the case of executive officers who are not our named executive officers), other than through promotion or through reassignment to another job title of comparable responsibility or (iv) a reduction in job responsibilities which diminishes the executive officer’s opportunity to earn a bonus under the Company’s annual bonus plan.

New Management Arrangements

As of the date of this Proxy Statement, there are no employment, equity contribution or other agreement, arrangement or understanding between any of the directors or executive officers, on the one hand, and Amazon, on the other hand, and the transactions with Amazon are not conditioned upon any of our directors or executive officers entering into any such agreement, arrangement or understanding.

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the tables below show the compensation that is based on or otherwise relates to the transactions with Amazon that could become payable to each of the Company’s chief executive officer, chief financial officer and the Company’s three other most highly compensated executive officers, as determined for purposes of its most recent annual proxy statement, whom we refer to as “named executive officers”.

The amounts indicated below are estimates of the amounts that could be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. For purposes of calculating such amounts, we assumed the fair market value of a share of our common stock is $46.25 (the average closing price per share of our common stock as quoted on the NASDAQ over the first five business days following the first public announcement of the transactions with Amazon on May 5, 2016, as required by Item 402(t) of Regulation S-K). Additional assumptions we used for purposes of calculating such amounts are:

•	shareholder approval of the Restricted Share Issuance is obtained on September 30, 2016 (the assumed date of the shareholder approval of the Restricted Share Issuance solely for purposes of this transaction-related compensation disclosure) and such shareholder approval constitutes a change in control under the Company’s applicable plans and agreements;

•	each named executive officer’s employment is terminated without cause or resigns for “Good Reason” (as such term is described above) immediately following the change in control;

•	quantification of outstanding long-term incentive awards is calculated based on the outstanding long-term incentive awards held by each named executive officer as of July 15, 2016, the latest practicable date before the filing of this Proxy Statement, less any awards that are scheduled to vest pursuant to their terms prior to September 30, 2016;

•	the amounts set forth in the tables below regarding named executive officer compensation and benefits are based on compensation and benefit levels as of July 15, 2016; and

•	the amounts set forth in the tables below are not subject to a cutback to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

For a narrative description of the terms and conditions applicable to the payments and benefits quantified in the table below, see the section entitled “Interests of the Company’s Directors and Executive Officers in the Transactions” above.

	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Other(4)	Total
Named Executive Officer
William J. Flynn	$8,926,878	$12,544,064	$21,918	$—	$21,492,859
John W. Dietrich	$5,200,350	$6,825,020	$21,918	$50,000	$12,097,288
Michael T. Steen	$5,005,350	$6,825,020	$21,918	$—	$11,852,288
Adam R. Kokas	$4,518,000	$6,077,204	$21,918	$—	$10,617,121
Spencer Schwartz	$4,482,000	$6,077,204	$21,918	$—	$10,581,121

1.	Represents separation payments equal to three times each named executive officer’s annual base salary and the estimated aggregate value in respect of each named executive officer’s unvested cash-based long-term incentive awards, with any applicable performance criteria deemed satisfied at maximum levels. These amounts do not include the named executive officers’ vested account balances under the Company’s 401(k) Restoration and Voluntary Deferral Plan or any annual bonus payments.

The estimated amounts listed in this column include the following components:

	Separation Payments(A)	Long-Term Cash-Based Incentive Awards(B)	Total
Named Executive Officer
William J. Flynn	$3,105,000	$5,821,878	$8,926,878
John W. Dietrich	$1,995,000	$3,205,350	$5,200,350
Michael T. Steen	$1,800,000	$3,205,350	$5,005,350
Adam R. Kokas	$1,611,000	$2,907,000	$4,518,000
Spencer Schwartz	$1,575,000	$2,907,000	$4,482,000

(A)	These separation payments are “double-trigger”, as they will only become payable in the event of a qualifying termination within twelve months following a change in control.
(B)	These cash-based long-term incentive awards, other than awards held by Mr. Flynn, will vest, with any applicable performance criteria deemed satisfied at maximum levels, upon the earlier of the original vesting date of the award and the date of the named executive officer’s qualifying termination following a change in control. The cash-based long-term incentive awards held by Mr. Flynn will vest upon a change in control with any applicable performance criteria deemed satisfied at maximum levels.

2.	Represents the estimated aggregate value in respect of each named executive officer’s unvested restricted stock units and performance stock units, with any applicable performance criteria deemed satisfied at maximum levels.

The estimated amounts listed in this column include the following components:

	Value of Single-Trigger Stock Units(A)	Value of Double-Trigger Stock Units(B)	Total
Named Executive Officer
William J. Flynn	$12,544,064	$—	$12,544,064
John W. Dietrich	$259,786	$6,565,234	$6,825,020
Michael T. Steen	$259,786	$6,565,234	$6,825,020
Adam R. Kokas	$165,529	$5,911,675	$6,077,204
Spencer Schwartz	$165,529	$5,911,675	$6,077,204

(A)	These restricted stock units or performance stock units will immediately vest upon a change in control.
(B)	These restricted stock units and performance stock units will vest, with any applicable performance criteria deemed satisfied at maximum levels, upon the earlier of the original vesting date of the award and the date of the named executive officer’s qualifying termination following a change in control.

3.	Represents the estimated cost of twelve months of continued health and welfare benefits coverage. These benefits are “double-trigger”, as they will only become payable in the event of a qualifying termination within twelve months following a change in control.
4.	Represents the estimated cost of relocation reimbursement for Mr. Dietrich. This benefit is “double-trigger”, as it will only become payable in the event of a qualifying termination within twelve months following a change in control.

BACKGROUND TO PROPOSAL 2: CHARTER AMENDMENT

The current authorized capital stock of the Company consists of 50,000,000 shares of Company common stock. As of the date of this Proxy Statement, there were:

•	24,828,847 shares of Company common stock issued and outstanding;

•	4,434,602 shares of Company common stock held in treasury (all of which shares of Company common stock are reserved for issuance upon exercise of the Warrants);

•	2,395,574 shares of Company common stock reserved for issuance under compensatory equity plans;

•	10,326,866 shares of Company common stock reserved for issuance upon conversion of the Convertible Notes due 2022 or the exercise of the Convertible Notes Warrants; and

•	6,815,398 shares of Company common stock reserved for issuance upon exercise of the Warrants.

As of the date of this Proxy Statement, there were 1,198,713 authorized shares of Company common stock unissued and not reserved for issuance.

In light of the number of shares of our common stock that are issuable to Amazon under the Warrants, if the Company desires to issue shares of our common stock for capital raising purposes, in connection with acquisition transactions or otherwise in the ordinary course of business or if the Company grants equity awards that settle in shares of our common stock under compensatory equity plans, the amount of authorized shares of Company common stock unissued and not otherwise reserved for issuance may be insufficient for the Company to issue such shares of our common stock. Therefore, the Board of Directors has determined that the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 is advisable, fair to and in the best interests of AAWW and its shareholders.

PROPOSAL 1: RESTRICTED SHARE ISSUANCE

The Board of Directors is seeking shareholder approval of the Restricted Share Issuance to comply with NASDAQ Listing Rule 5635(d) and unanimously recommends that the shareholders vote their shares of common stock in favor of the Restricted Share Issuance.

As a corporation with common shares that are listed and publicly traded on NASDAQ, the Company is subject to NASDAQ Listing Rule 5635(d), which requires shareholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock (as determined pursuant to the NASDAQ listing rules).

Shareholder approval is therefore required under NASDAQ Listing Rule 5635(d) because (i) the Warrants, when taken together, are exercisable for more than 20% of the Company’s outstanding shares of common stock immediately prior to the issuance of the Warrants and (ii) the exercise price of the Warrants is less than the greater of the book or market value of Company’s common stock (as determined pursuant to the NASDAQ listing rules).

To comply with NASDAQ Listing Rule 5635(d), the Company is seeking shareholder approval for the issuance of share of the Company’s common stock in excess of 4,937,392 shares (which represents 19.9% of the Company’s outstanding shares of common stock on May 4, 2016, the date of issuance of the Warrants). The consequences of failure to obtain shareholder approval for the Restricted Share Issuance are described in the Questions and Answers section of this Proxy Statement under “What are the consequences if the required shareholder approval for Proposal 1 (Restricted Share Issuance?) is not obtained” on page 4 and in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Consequences if Shareholder Approval is not Obtained” beginning on page 12.

Approval of Proposal 1 (Restricted Share Issuance) requires the affirmative vote of a majority of the votes cast on Proposal 1 (Restricted Share Issuance) at the Special Meeting or at any postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF

THE RESTRICTED SHARE ISSUANCE

PROPOSAL 2: CHARTER AMENDMENT

The Board of Directors is seeking shareholder approval of the Charter Amendment in order to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 and unanimously recommends that the shareholders vote their shares of common stock in favor of the Charter Amendment.

Approval of Proposal 2 (Charter Amendment) requires the affirmative vote of shareholders holding at least a majority of the outstanding shares of Company common stock entitled to vote thereon. Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to appraisal rights with respect to the Charter Amendment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF

THE CHARTER AMENDMENT

PROPOSAL 3: ADJOURNMENT

At the Special Meeting, the Board of Directors may deem it necessary to move to adjourn the Special Meeting. For example, if the number of shares represented and voting in favor of Proposal 1 (Restricted Share Issuance) or Proposal 2 (Charter Amendment) is insufficient to adopt that proposal, the Board of Directors may make such a determination to enable the Company to solicit additional votes with respect to that proposal. If the Board of Directors determines it is necessary to adjourn the Special Meeting, we may ask our shareholders to vote only on the proposal that has a sufficient number of votes to be adopted, and not on the proposal that lacks sufficient votes.

In this Proposal 3 (Adjournment Proposal), we are asking you to authorize the holder of any proxy solicited by the Company to vote in favor of an adjournment of the Special Meeting (including multiple adjournments) to another time and place. If the shareholders approve this proposal, we could adjourn the meeting, as well as any adjourned session of the meeting, and use the additional time to solicit additional votes. We may solicit votes from stockholders that have previously voted. The approval of this proposal could mean that, even if we received proxies representing a sufficient number of votes against Proposal 1 or Proposal 2 to defeat that proposal, we could adjourn the Special Meeting without a vote on such proposal and seek to convince the holders of those shares to change their votes to votes in favor of such proposal.

Approval of Proposal 3 (Adjournment) requires the affirmative vote of a majority of the votes cast on Proposal 3 (Adjournment) at the Special Meeting or at any postponement or adjournment thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 9, 2016, information regarding beneficial ownership of our common stock by:

•	Each shareholder who is known by us to own beneficially 5% or greater of our common stock;

•	Each director;

•	Each of our named executive officers; and

•	All of our executive officers and members of our Board of Directors as a group.

Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares of our common stock beneficially owned by that shareholder. The number of shares of common stock beneficially owned is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of August 9, 2016, through the exercise of any stock option or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner. The number of shares of our common stock issued and outstanding as of August 9, 2016 was 24,828,847.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Shareholders:
BlackRock, Inc.(a)	2,251,173	9.1	%(b)
55 East 52nd Street
New York, NY 10055
Amazon.com, Inc.(c)	2,226,651	9.0%
410 Terry Avenue North
Seattle, Washington 98109
Dimensional Fund Advisors LP(d)	2,093,082	8.4	%(b)
Building One
6300 Bee Cave Road
Austin, TX 78746
FMR LLC(e)	2,066,800	8.3	%(b)
245 Summer Street
Boston, MA 02210
The Vanguard Group(f)	1,887,257	7.6	%(b)
100 Vanguard Boulevard
Malvern, PA 19355
Directors:
Robert F. Agnew	27,233		*
Timothy J. Bernlohr	31,002		*
James S. Gilmore III	35,722		*
Bobby J. Griffin	0		*
Carol B. Hallett	29,722		*
Frederick McCorkle	39,233		*
Duncan J. McNabb	12,890		*
John K. Wulff	10,000		*
Director and Named Executive Officer:
William J. Flynn	177,135		*
Other Named Executive Officers:
John W. Dietrich	33,892		*
Michael T. Steen	63,527		*
Adam R. Kokas	33,563		*
Spencer Schwartz	27,560		*
All directors and executive officers as a group (14 persons, including the persons listed above)	523,984	2.1%

*	Represents less than 1% of the outstanding shares of Common Stock.
(a)	This information is based on a Schedule 13G/A filed with the SEC on January 25, 2016. As set forth in this filing, BlackRock, Inc. has sole voting power over 2,204,651 shares and sole dispositive power with regard to 2,251,173 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.
(b)	The shareholder’s percentage of ownership was calculated assuming the shareholder beneficially owned that number of shares on August 9, 2016.
(c)	Amazon.com, Inc. owns Warrants to acquire up to 11,250,000 shares of AAWW common stock. As of the date of this Proxy Statement, the Warrants were vested with respect to 3,750,000 shares of AAWW common stock. The Warrants are not exercisable prior to the Special Meeting. Following the Special Meeting, if the required shareholder approval for the Restricted Share Issuance is obtained, the Warrants will be exercisable for up to 11,250,000 shares of AAWW common stock. If the required shareholder approval for the Restricted Share Issuance is not obtained, the number of shares of AAWW common stock issuable upon exercise of the Warrants will be limited to 4,937,392 shares. In all events, the exercise of the Warrants is subject to the vesting conditions and other conditions to exercise described in greater detail in the section of this Proxy Statement entitled “Background to Proposal 1: Restricted Share Issuance—Conditions to Exercise” beginning on page 11.

The number of shares of AAWW common stock presented in this table is calculated with reference to applicable notification and clearance thresholds in the HSR Act, and is presented in this table as of August 9, 2016 with reference to the market price of AAWW common stock on August 9, 2016, as calculated pursuant to the HSR Act and the applicable HSR Act thresholds.
(d)	This information is based on Schedule 13G/A filed with the SEC on February 9, 2016. As set forth in this filing, Dimensional Fund Advisors LP has sole voting power over 2,007,895 shares and sole dispositive power with regard to 2,093,082 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.
(e)	This information is based on a Schedule 13G/A filed jointly by FMR LLC, Abigail P. Johnson and Fidelity Low-Priced Stock Fund with the SEC on February 12, 2016. In the filing, Abigail P. Johnson reported that she had sole dispositive power over 2,066,800 shares. Fidelity Low-Price Stock Fund, a mutual fund managed by Fidelity Management & Research Company, which is a wholly owned subsidiary of FMR LLC, reported that it has sole voting power with respect to 1,646,100 shares. FMR LLC reported that it had sole voting power over 167,900 shares and sole dispositive power over 2,066,800 shares. Abigail P. Johnson and members of her family, collectively own, directly or through trusts, shares of FMR LLC representing 49% of the voting power of FMR LLC and may therefore be deemed to form a controlling group with respect to FMR LLC. The filing states that it reflects the securities beneficially owned, or that may deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates and other companies. We have not made any independent determinations as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.
(f)	This information is based on Schedule 13G/A filed with the SEC on February 10, 2016. As set forth in this filing, The Vanguard Group has sole voting power over 30,575 shares, sole dispositive power with regard to 1,857,082 shares and shared dispositive power with regard to 30,175 shares. We have not made any independent determination as to the beneficial ownership of this shareholder and are not restricted in any determination we may make by reason of inclusion of such shareholder or their shares in this table.

ADDITIONAL INFORMATION

Proxy Solicitation

This proxy solicitation is being made by the Board of Directors, and the cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of common stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, in person or by telephone, e-mail or facsimile. We have retained Morrow Sodali Global LLC, 470 West Avenue, Stamford, CT 06902, to assist us in the solicitation of proxies and will pay Morrow Sodali Global LLC a fee estimated not to exceed $17,500.00, plus out-of-pocket expenses, all related to the solicitation.

Proxy Tabulation

Proxies and ballots will be received and tabulated by an independent entity that is not affiliated with us. The inspectors of election will also be independent of us. Comments on written proxy cards will be provided to the Secretary of AAWW without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of proxy statements and annual reports to a household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure reduces the volume of duplicate information shareholders receive and also reduces printing and mailing costs. If you participate in “householding” and wish to receive individual copies of this Proxy Statement, please write or call us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, ((914) 701-8000). We will promptly deliver an additional copy of the Proxy Statement to any shareholder who so requests.

List of Shareholders

At the Special Meeting and for 10 days prior to the meeting, the names of shareholders entitled to vote at the Special Meeting will be available for inspection for any purpose germane to the meeting, between the hours of 9 a.m. and 5 p.m., at our principal executive offices at 2000 Westchester Avenue, Purchase, NY 10577, by contacting the Secretary of AAWW.

Limited Voting by Foreign Owners

To comply with restrictions imposed by federal aviation law on foreign ownership of U.S. airlines, our Certificate of Incorporation and By-Laws restrict foreign ownership of shares of our common stock. The restrictions imposed by federal aviation law (49 U.S.C. § 41102) currently include a requirement that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not “Citizens of the United States”. There is a separate requirement that we be under the actual control of Citizens of the United States.

Pursuant to our By-Laws, there is a separate stock record, designated the “Foreign Stock Record” for the registration of Voting Stock that is Beneficially Owned by aliens. “Voting Stock” means all outstanding shares of our capital stock that we may issue from time to time which, by their terms, may vote. “Beneficially Owned” refers to owners of our securities who, directly or indirectly, have or share voting power and/or investment power.

At no time will ownership of our shares of common stock representing more than the Maximum Percentage be registered in the Foreign Stock Record. “Maximum Percentage” refers to the maximum percentage of voting power of Voting Stock which may be voted by, or at the direction of, aliens without violating applicable statutory, regulatory or interpretative restrictions or adversely affecting our or our applicable subsidiaries operating certificates or authorities. If we find that the combined voting power of Voting Stock then registered in the Foreign Stock Record exceeds the Maximum Percentage, the registration of such shares will be removed from the Foreign Stock Record sufficient to reduce the combined voting power of the shares so registered to an amount not in excess of the Maximum Percentage.

The enclosed proxy card contains a certification that by signing the proxy card the shareholder certifies that such shareholder is a “Citizen of the United States” as defined by 49 U.S.C. § 40102(a)(15) or that the shares represented by the proxy card have been registered on our Foreign Stock Record.

We will promptly deliver a copy of our By-laws to any shareholder who writes or calls us at the following address or phone number: Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, ((914) 701-8000).

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on the “Investor Information (Stock Information and SEC Filings)” section of our website at www.atlasair.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Proxy Statement and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website or upon request in writing addressed to the Office of the Secretary, Atlas Air Worldwide Holdings, Inc., 2000 Westchester Avenue, Purchase, NY 10577, ((914) 701-8000).

Statements contained in this Proxy Statement, or in any document incorporated in this Proxy Statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. We also incorporate by reference into this Proxy Statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the date of the Special Meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 5, 2016, and for the quarterly period ended June 30, 2016, filed with the SEC on August 3, 2016 and amended on August 11, 2016;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2016, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 19, 2016, April 7, 2016, April 20, 2016, May 10, 2016 and May 31, 2016.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the warrant issuance or the Company that is different from or adds to the information contained in this Proxy Statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

PROPOSED AMENDMENT TO ARTICLE 4 OF THE CERTIFICATE OF INCORPORATION

OF ATLAS AIR WORLDWIDE HOLDINGS, INC.

RESOLVED, that Article 4(a) of the Certificate of Incorporation of Atlas Air Worldwide Holdings, Inc., a Delaware corporation, is hereby amended to read as follows (with all other provisions of said Article 4 to be unaffected by such amendment):

4. (a) The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $1.000 per share (the “Preferred Stock”).

A-1

Atlas Air Worldwide Holdings, Inc.

IMPORTANT SPECIAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

¢Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain		For	Against	Abstain
1. Approval of the issuance by the Company of shares of Company common stock in excess of 4,937,392 shares upon exercise of the warrants issued by the Company to Amazon.com, Inc. on May 4, 2016.	☐	☐	☐	3. Approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of Proposals 1 and 2.	☐	☐	☐

2. Approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Company common stock from 50,000,000 to 100,000,000.	☐	☐	☐

Non-Voting Items Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting.	☐

¢Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

02BI9B

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Atlas Air Worldwide Holdings, Inc.

Proxy for the Special Meeting of Shareholders — September 20, 2016

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Adam R. Kokas, Spencer Schwartz, and Michael W. Borkowski, and each of them, with full power of substitution in each, as proxies and authorizes them to vote all shares of common stock that the undersigned is entitled to vote at the Special Meeting of Shareholders of Atlas Air Worldwide Holdings, Inc. (the “Company”), to be held at the Westchester Hilton Hotel, 699 Westchester Avenue, Rye Brook, NY 10573 on Tuesday, September 20, 2016 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, as indicated below.

Please date, sign and return this Proxy promptly. This Proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the proposal to approve the issuance by the Company of shares of Company common stock in excess of 4,937,392 shares upon the exercise of the warrants issued by the Company to Amazon.com, Inc. on May 4, 2016, FOR the proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Company common stock from 50,000,000 to 100,000,000 and FOR the proposal to approve an adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals, all as described in the Proxy Statement. The undersigned authorizes the proxies to vote, in their discretion, upon any other matters as may properly come before the Special Meeting.

If you plan to attend the meeting, please indicate in the space provided on the reverse side.

The Board of Directors recommends a vote FOR the approval of the issuance by the Company of shares of Company common stock in excess of 4,937,392 shares upon exercise of the warrants issued by the Company to Amazon.com, Inc. on May 4, 2016, FOR the approval of an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Company common stock from 50,000,000 to 100,000,000 and FOR the approval of an adjournment of the Special Meeting, if necessary, to solicit additional proxies in favor of the foregoing proposals.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

Certification:

Pursuant to federal law and Atlas Air Worldwide Holdings, Inc.’s Certificate of Incorporation and by-laws, voting stock is subject to certain foreign ownership restrictions. By signing on the reverse side, you represent that (1) you are a United States citizen as that term is defined by federal aviation law or (2) the shares of stock represented by this Proxy have been registered on the foreign stock record of the Company, as provided in the by-laws.